                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                            of the Series Designated
              Donaldson, Lufkin & Jenrette, Inc.--DLJ Common Stock
                                       of
                       Donaldson, Lufkin & Jenrette, Inc.
                                       at
                              $90.00 Net Per Share
                                       by
                           Diamond Acquisition Corp.
                     an indirect wholly owned subsidiary of
                              Credit Suisse Group
--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, OCTOBER 5, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 30, 2000 (THE "MERGER AGREEMENT") AMONG CREDIT SUISSE GROUP ("CSG"), DIAMOND ACQUISITION CORP. ("PURCHASER") AND DONALDSON, LUFKIN & JENRETTE, INC. (THE "COMPANY").

    THE OFFER IS CONDITIONED UPON THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER AND RECEIPT OF THE REQUISITE APPROVAL OF THE COMMISSION OF THE EUROPEAN UNION UNDER THE EC MERGER REGULATION (THE "ANTITRUST CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. PLEASE READ SECTIONS 1 AND 14 WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (COLLECTIVELY, THE "TRANSACTIONS"), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS AND RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal, or a manually signed facsimile thereof, in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal, or such facsimile, and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 prior to the expiration of the Offer, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

September 8, 2000

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
SUMMARY OF THE OFFER........................................       3

INTRODUCTION................................................       7

THE TENDER OFFER............................................      10

    1.  Terms of the Offer; Expiration Date.................      10

    2.  Acceptance for Payment and Payment for Shares.......      11

    3.  Procedures for Accepting the Offer and Tendering
        Shares..............................................      13

    4.  Withdrawal Rights...................................      15

    5.  Certain United States Federal Income Tax
        Consequences........................................      16

    6.  Price Range of Shares; Dividends....................      17

    7.  Certain Information Concerning the Company..........      18

    8.  Certain Information Concerning Purchaser and CSG....      18

    9.  Financing of the Offer and the Merger...............      20

   10.  Background of the Offer; Contacts with the Company;
        the Merger Agreement; the Stock Purchase Agreement;
        and the Employment Agreements.......................      20

   11.  Purpose of the Offer; Plans for the Company After
        the Offer and the Merger............................      32

   12.  Dividends and Distributions.........................      33

   13.  Possible Effects of the Offer on the Market for
        Shares, NYSE Listing, Margin Regulations and
        Exchange Act Registration...........................      33

   14.  Certain Conditions of the Offer.....................      34

   15.  Certain Legal Matters and Regulatory Approvals;
        Transaction with Company Director...................      35

   16.  Certain Litigation..................................      38

   17.  Fees and Expenses...................................      38

   18.  Miscellaneous.......................................      39

SCHEDULES

   Schedule I.   Directors and Executive Officers of CSG and
                 Purchaser
   Schedule II. Schedule of Transactions in Shares During the Past 60 Days

                              SUMMARY OF THE OFFER

    THIS SUMMARY OF THE OFFER HIGHLIGHTS SELECTED INFORMATION FROM THIS OFFER TO PURCHASE, AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND OUR OFFER TO YOU AND FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ THIS ENTIRE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY. QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR ADDRESSES AND TELEPHONE NUMBERS LISTED ON THE LAST PAGE OF THIS OFFER TO PURCHASE.

WHO IS OFFERING TO BUY MY SECURITIES?

    - We are Diamond Acquisition Corp., a newly formed Delaware corporation and an indirect wholly owned subsidiary of Credit Suisse Group. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

    - Credit Suisse Group is a Swiss corporation, and is one of the world's largest global financial services companies. Through its subsidiaries, Credit Suisse Group is active in investment banking, private banking, asset management, general insurance, life and pension insurance, as well as domestic banking for corporate and individual clients within Switzerland, e-business and financial services for affluent investors in Europe. Please see Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are offering to purchase all of the outstanding and issued shares of the series of common stock designated Donaldson, Lufkin &
      Jenrette, Inc.--DLJ Common Stock par value $.10 per share of the Company. Please see the "Introduction" and Section 1.

    - We are not offering to purchase any shares of preferred stock of the Company or any shares of common stock designated Donaldson, Lufkin & Jenrette, Inc.--DLJDIRECT Common Stock par value $.10 per share. In this Summary, references to "shares of common stock" or "shares" are references to the series of common stock designated Donaldson, Lufkin &
      Jenrette, Inc.--DLJ Common Stock par value $.10 per share and references to "DLJDIRECT common stock" are references to the series of common stock designated Donaldson, Lufkin & Jenrette, Inc.--DLJDIRECT Common Stock par value $.10 per share.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO
  PAY ANY FEES OR COMMISSIONS?

    - We are offering to pay $90.00 per share, net to you in cash, upon the terms and subject to the conditions contained in this offer to purchase and in the related letter of transmittal. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

HAVE YOU ENTERED INTO ANY AGREEMENTS WITH THE COMPANY'S PRINCIPAL STOCKHOLDERS?

    - We have entered into a stock purchase agreement with the principal stockholders of the Company pursuant to which the principal stockholders have agreed to sell to us the shares of common stock owned by them for cash and Credit Suisse Group shares. Please see Section 10.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    - We are not obligated to purchase any shares unless and until the applicable waiting period under the HSR Act has expired or been terminated and we receive the requisite approval of the Commission of the European Union under the EC Merger Regulation.

    - We are not required to purchase any shares in the offer if Credit Suisse Group shareholders do not approve, by the affirmative vote of holders of not less than two-thirds of the Credit Suisse Group shares at a special meeting of its shareholders, the share issuance contemplated by the stock purchase agreement between Credit Suisse Group and the Company's principal stockholders.

    - Please read Sections 1 and 14 of this offer to purchase, which more fully describe the conditions to the offer.

DO YOU HAVE ENOUGH FINANCIAL RESOURCES TO MAKE PAYMENT?

    - We will obtain all necessary funds to purchase the shares of the Company's common stock from Credit Suisse Group or one of Credit Suisse Group's other subsidiaries. Credit Suisse Group or its subsidiaries will provide all such funds from a combination of existing resources and from new borrowing arrangements. Our obligation to purchase shares in the offer is not conditioned on our obtaining financing. For a more detailed description of the financing of the offer and the merger, see Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    - Because the form of payment in the offer consists solely of cash and our offer is not contingent upon our receipt of financing, we do not believe our financial condition is relevant to your decision to tender in the offer.

HOW MUCH TIME DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    - You will have until at least 12:00 midnight, New York City time, on Thursday, October 5, 2000 to tender your shares of the Company's common stock. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - We expressly reserve the right, subject to the terms of the merger agreement and applicable law, to extend the period of time during which the offer remains open. We have agreed in the merger agreement that we may extend the offer if certain conditions to the offer have not been satisfied. Please see Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    - If we decide to extend the offer, we will inform First Chicago Trust Company of New York, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the offer was previously scheduled to expire. Please see Section 1.

HOW DO I TENDER MY SHARES?

    To tender your shares in the offer, you must:

    - Complete and sign the accompanying letter of transmittal (or a manually signed facsimile of the letter of transmittal) in accordance with the instructions in the letter of transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary no later than the time the offer expires;

    - Tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

    - If your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to First Chicago Trust Company of New York prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, tender your shares by complying with the guaranteed delivery procedures described in Section 3.

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - You may withdraw any previously tendered shares at any time prior to the expiration of the offer, and, unless we have previously accepted them for purchase under the offer, you may also withdraw any previously tendered shares at any time after November 6, 2000. Please see Section 4.

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    - In order to withdraw your tender of shares, you must deliver a written or facsimile notice of withdrawal with the required information to First Chicago Trust Company of New York while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

    - The Board of Directors of the Company has unanimously determined that the offer and merger are fair to, and in the best interests of, the holders of the Company's common stock, approved and adopted the merger agreement and the merger, and recommends that the holders of the shares accept the offer and tender their shares in the offer.

WILL THERE CONTINUE TO BE A PUBLIC MARKET FOR MY SHARES?

    - No. If the merger occurs, the shares of common stock will no longer be publicly traded. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining holders of the shares of common stock and publicly held shares that the shares may no longer be eligible to be traded through the New York Stock Exchange or other securities markets, there may not be a public trading market for the shares and the Company may cease making filings with the SEC with respect to the common stock. Please see Section 13.

WILL THE COMPANY CONTINUE TO MAKE FILINGS WITH RESPECT TO THE DLJDIRECT COMMON
  STOCK AND THE PREFERRED STOCK?

    - We currently expect that the Company will continue to file reports with the SEC as a result of the DLJDIRECT common stock and the preferred stock remaining outstanding. The information in these reports, however, will be confined to information concerning the Company, the DLJDIRECT common stock and the preferred stock, and will not include information concerning Credit Suisse Group or any of Credit Suisse Group's other subsidiaries.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF NOT ALL OF THE PUBLICLY HELD
  SHARES ARE TENDERED?

    - Yes. The number of shares tendered in the tender offer will not affect whether we merge with the Company. Pursuant to a stock purchase agreement between our ultimate parent corporation, Credit Suisse Group, and the Company's principal stockholders, Credit Suisse Group or one of its subsidiaries expects to acquire all of the principal stockholders' shares of common stock, which constitute approximately 71% of the currently outstanding common stock. Accordingly, regardless of the number of shares of common stock that are tendered in the offer, Credit Suisse Group expects to acquire a sufficient number of shares to effect the merger without requiring the vote of any other stockholders. Upon the occurrence of the merger, the Company will become an indirect subsidiary of Credit Suisse Group, and each share that remains outstanding (other than any shares owned by the Company or by Credit Suisse Group or any of their wholly-owned subsidiaries, and any shares held by stockholders seeking appraisal for their shares) will be converted automatically into the right to receive $90.00 net per share, in cash (or any greater amount per share we pay in the offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    - If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you had tendered your shares in the offer, subject to any dissenters' rights properly exercised under Delaware law.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - On Friday, August 25, 2000, the last reported closing price per share reported on the New York Stock Exchange Composite Tape was $61.125 per share. On Tuesday, August 29, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the New York Stock Exchange Composite Tape was $84.00 per share. Please see Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

    - You can call D.F. King & Co., Inc., the Information Agent, at (800) 628-8536 or Credit Suisse First Boston Corporation, the Dealer Manager, toll free at (800) 881-8320. See the back cover of this offer to purchase.

To the Holders of the Series of Common Stock
  Designated Donaldson, Lufkin & Jenrette, Inc.--
  DLJ Common Stock of Donaldson, Lufkin &
  Jenrette, Inc.:

                                  INTRODUCTION

    Diamond Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Credit Suisse Group, a corporation organized under the laws of Switzerland ("CSG"), hereby offers to purchase all the shares of common stock of the series designated Donaldson, Lufkin &
Jenrette, Inc.--DLJ Common Stock, par value $.10 per share ("Shares"), of Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation (the "Company"), that are issued and outstanding for $90.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Please read Section 8 for additional information concerning CSG and Purchaser.

    Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or CSG will pay all charges and expenses of First Chicago Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See
Section 16.

    The Board of Directors of the Company (the "Company Board") has received the written opinion, dated August 29, 2000, of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain matters stated therein, the $90.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares is fair to such holders, other than the principal stockholders, from a financial point of view. A copy of the written opinion of DLJSC is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Company
Schedule 14D-9"), which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by DLJSC.

    THE COMPANY BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (COLLECTIVELY, THE "TRANSACTIONS"), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS AND RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED ("HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE

EXPIRATION OF THE OFFER AND RECEIPT OF THE REQUISITE APPROVAL OF THE COMMISSION OF THE EUROPEAN UNION UNDER THE EC MERGER REGULATION (TOGETHER, THE "ANTITRUST CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. PLEASE READ SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 30, 2000 (the "Merger Agreement"), among CSG, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect subsidiary of CSG. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or by CSG or any of their wholly-owned subsidiaries, which will be cancelled, and other than Shares held by stockholders who will have demanded and perfected appraisal rights under Delaware Law) will be cancelled and converted automatically into the right to receive $90.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See
Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

    Simultaneously with the execution of the Merger Agreement, CSG has entered into a Stock Purchase Agreement, dated as of August 30, 2000 (the "Stock Purchase Agreement"), with AXA and its subsidiaries, AXA Financial, Inc., The Equitable Life Assurance Society of the United States and AXA Participations Belgium (together, the "AXA Entities") pursuant to which the AXA Entities have, among other things, (i) agreed not to tender any of their Shares into the Offer,
(ii) agreed to sell all of the Shares owned by them to CSG, on the terms and subject to the conditions of the Stock Purchase Agreement, and (iii) granted an irrevocable proxy to CSG and each of its officers to vote and take any actions with respect to all of the Shares owned by the AXA Entities at any meeting of the stockholders of the Company or by written consent in lieu of any such meetings, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of the AXA Entities under the Stock Purchase Agreement, or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Stock Purchase Agreement. The Stock Purchase Agreement is more fully described in Section 10.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and the closing of the transactions contemplated by the Stock Purchase Agreement and from time to time thereafter, Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchases bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed promptly to take all actions necessary to cause

Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors, or both.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the transactions contemplated by the Stock Purchase Agreement, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, please read Section 10. Under the Company's Amended and Restated Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise, including pursuant to the Stock Purchase Agreement) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other stockholder of the Company. See Sections 10 and 11.

    Under Delaware Law, if Purchaser acquires at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger without requiring the vote of the Company's stockholders. In such event, CSG, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares, pursuant to the Offer or otherwise, including pursuant to the Stock Purchase Agreement, and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time may be required to effect the Merger. See Section 11.

    The Company has advised Purchaser that as of August 30, 2000, 128,059,564 Shares were issued and outstanding, 33,163,849 Shares were subject to outstanding employee stock options and no Shares were held in the treasury of the Company. As a result, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without calling a meeting of the Company's stockholders or requiring a vote of the Company's stockholders, if Purchaser acquires 145,101,072 Shares. Subject to the terms and conditions of the Stock Purchase Agreement, including the approval of the share issuance by the CSG shareholders, CSG expects to acquire 90,445,000 Shares from the AXA Entities.

    No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger, whether or not the Merger is subject to a vote of the Company's stockholders. See
Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                  TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including any terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on October 5, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) will have extended the period during which the Offer is open, in which case Expiration Date will mean the latest time and date at which the Offer, as may be extended by Purchaser, will expire.

    The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Antitrust Condition. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part (except that Purchaser may not waive the condition that the conditions to its obligation to complete the transactions contemplated by the Stock Purchase Agreement be satisfied), and also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that the Purchaser may not decrease the price per Share payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer, or impose conditions to the Offer in addition to those set forth in Section 14.

    The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer beyond the originally scheduled expiration date of October 5, 2000, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares will not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer or (iii) extend the Offer for an aggregate period of not more than 5 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept Shares for payment are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 10% or more, but less than 20%, of outstanding Shares on a fully diluted basis; PROVIDED that, in no event will the Offer be extended pursuant to clause (iii) beyond October 30, 2000. The Merger Agreement also provides that, if, on the initial scheduled expiration date of the Offer the condition remaining unsatisfied is the Antitrust Condition, then Purchaser will extend the Offer from time to time until March 31, 2001. The price of $90.00 per Share will, subject to applicable withholding of United States federal, state and local taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

    Purchaser will pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay will be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer).

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time that notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

    There will be no subsequent offering period after the expiration of the Offer.

    For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser will pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    On September 8, 2000, CSG expects to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. On September 7, 2000, AXA, the ultimate parent of the Company, filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer and the Stock Purchase Agreement with the Antitrust Division and the FTC. The statutory waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on October 8, 2000, if CSG's filing is made on September 8, 2000 and unless extended by the FTC and the Antitrust Division. The FTC or the Antitrust Division may extend such waiting period by requesting additional information from CSG or AXA with respect to the Offer. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the twentieth calendar day after substantial compliance with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to expiration by the FTC and the Antitrust Division. CSG will request early termination of the waiting period, although there can be no assurance that this request will be granted.

    CSG expects to notify the Commission of the European Union of the Offer on September 11, 2000 pursuant to the EC Merger Regulation, Council Regulation
(EEC) No. 4064/89 (the "EC Merger Regulation"). Purchaser will be barred from consummating the Offer until the Transactions have been declared compatible with the European Union common market by the Commission of the European Union or the Commission of the European Union has failed to make a decision within one month of the notification. Consequently, the Offer may be consummated after the one month period, unless the Commission of the European Union determines the Transactions may not be compatible with the European Union common market, in which case an in-depth investigation would commence. From the date the Commission of the European Union determines to commence an in-depth investigation, it has four months to render a decision on the merits of a transaction.

    CSG, its subsidiaries and the Company conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the Merger. CSG, its subsidiaries and the Company are currently in the process of reviewing whether any such filings or approvals are in fact required. None of these other filings or approvals are conditions to Purchaser's obligation to accept for purchase Shares tendered in the Offer. It is possible that one or more of these filings may not be made, or one or more of the approvals that are not required to be obtained prior to the Effective Time, may not be obtained prior to the merger.

    See Section 15 for additional information regarding the HSR Act and the EC Merger Regulation.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby have purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    In order for a holder of Shares to tender Shares validly pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

   (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION WILL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, CSG OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR

FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after September 7, 2000). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS.

    Tender of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 6, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, CSG OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Notwithstanding the foregoing, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

    THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20% provided that the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

    Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a stockholder
(i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

    6. PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and principally traded on the New York Stock Exchange ("NYSE") under the symbol "DLJ". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the New York Stock Exchange Composite Tape as reported by the Dow Jones News Service and the amount of cash dividends paid per Share according to published financial sources.

                               SHARE MARKET DATA

                                              HIGH       LOW                DIVIDENDS
                                            ---------  --------   ------------------------------
1998:
  First Quarter...........................  $ 44.75    31.375     .0625
  Second Quarter..........................  52         41.50      .0625 and 100% stock dividend
  Third Quarter...........................  63.75      24.125     .0625
  Fourth Quarter..........................  44.0625    20.375     .0625

1999:
  First Quarter...........................  $ 70.4375  40.125     .0625
  Second Quarter..........................  100.75     47.5625    .0625
  Third Quarter...........................  61.875     37.9375    .0625
  Fourth Quarter..........................  57.375     36.50      .0625

2000:
  First Quarter...........................  $ 68.875   39.5625    .0625
  Second Quarter..........................  54.50      36.6875    .0625
  Third Quarter (through September 7).....  86.6875    41.375     .0625

    On Friday, August 25, 2000, the closing price per Share, as reported on the New York Stock Exchange Composite Tape, was $61.125. On August 29, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share, as reported on the New York Stock Exchange Composite Tape, was $84.00. On September 7, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share, as reported on the the New York Stock Exchange Composite Tape, was $88.5625. As of September 6, 2000, the approximate number of holders of record of the Shares was 233.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor CSG assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or CSG.

    GENERAL. The Company is a Delaware corporation with its principal executive offices located at 277 Park Avenue, New York, New York 10172, and its telephone number is (212) 892-3000. The Company was incorporated in Delaware in 1959 and made its initial public offering in 1995. In 1985, the Company was bought by The Equitable Life Assurance Society of the United States (one of the AXA Entities). In 1995, the Company made a public offering of its common stock, which trades primarily on the NYSE under the symbol "DLJ." The Company is a leading integrated investment and merchant bank servicing institutional, corporate, governmental and individual clients, both domestically and internationally. The Company's business principally consists of the operations of Donaldson, Lufkin & Jenrette Securities Corporation, its principal domestic broker-dealer, and DLJ International, its principal international broker-dealer. The business of the Company includes securities underwriting, sales and trading, merchant banking, financial advisory services, investment research, venture capital, correspondent brokerage services, securities lending, online interactive brokerage services through DLJDIRECT, asset management and other advisory services.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

    8. CERTAIN INFORMATION CONCERNING PURCHASER AND CSG.

    GENERAL. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 11 Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. Purchaser is an indirect wholly owned subsidiary of CSG.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    CSG is a corporation organized under the laws of Switzerland. Its principal offices are located at Paradeplatz 8, P.O. Box 1, CH-8070 Zurich, Switzerland and its telephone number is 41-1-212-1616. Through its subsidiaries, CSG is active in investment banking, private banking, asset management, general insurance, life and pension insurance, as well as domestic banking for corporate and individual clients within Switzerland, e-business and financial services for affluent investors in Europe.

    The common stock of CSG is listed for trading on the Swiss, Frankfurt and Tokyo stock exchanges and is also traded in New York (in the form of American Depositary Receipts), London (on SEAQ) and Paris (over-the-counter market).

    The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and CSG and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of CSG, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    Except as described in this Offer to Purchase, (i) none of Purchaser, CSG or, to the best knowledge of Purchaser and CSG, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, CSG or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, CSG or, to the best knowledge of Purchaser and CSG, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement, the Stock Purchase Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, CSG or, to the best knowledge of Purchaser and CSG, any of the persons listed in
Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1998, none of Purchaser, CSG or, to the best knowledge of Purchaser and CSG, any of the persons listed on
Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no negotiations, transactions or material contacts between any of Purchaser, CSG, or any of their respective subsidiaries or, to the best knowledge of Purchaser and CSG, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

    9. FINANCING OF THE OFFER AND THE MERGER.

    The Offer is not conditioned upon CSG or Purchaser obtaining financing. The total amount of funds required by Purchaser to consummate the Offer and the Merger (excluding the purchase of Shares from the AXA Entities pursuant to the Stock Purchase Agreement and excluding the purchase of additional Shares which may become subject to the Offer as a result of the exercise of options with respect to such Shares prior to the Expiration Date) and to pay related fees and expenses is estimated to be approximately $3.4 billion plus legal and printing expenses and expenses of the Information Agent, Depositary and certain other expenses. Purchaser will obtain all necessary funds from CSG or certain of CSG's subsidiaries. Such funds will be provided from a combination of existing resources and from new borrowing arrangements. The new borrowing arrangements are expected to include one or more offerings of debt securities to investors in the capital markets or other borrowing arrangements. Such securities will be offered with terms and conditions customary for such offerings. In the event such financing is unavailable, CSG or one of its subsidiaries will arrange for alternative financing.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; THE STOCK PURCHASE AGREEMENT; AND THE EMPLOYMENT AGREEMENTS.

    As an ongoing part of their growth strategies, CSG and Credit Suisse First Boston Corporation ("CSFBC" or "Credit Suisse First Boston") from time to time consider acquisition opportunities with respect to companies or assets that would complement or expand their existing lines of business. In that regard, during the winter of 1998, representatives of CSG informally contacted representatives of AXA regarding AXA's possible interest in selling the Shares of the Company owned by it as part of a transaction in which CSG would acquire all of the outstanding Shares of the Company, but no substantive discussions regarding such a transaction ensued. Subsequently, the Chief Executive Officers of CSFBC and the Company met several times on an informal basis. In addition, from time to time, the management of the Company, as part of its ongoing consideration of the Company's various strategic alternatives, held exploratory discussions with other financial institutions about possible strategic alliances, including business combinations. In early August 2000, representatives of CSFBC, acting on behalf of CSG, again informally contacted representatives of the Company to suggest that they explore the possibility of a business combination between CSG and the Company.

    On August 14, 2000, CSG and the Company entered into a confidentiality agreement pursuant to which each of CSG and the Company agreed, among other things, to maintain the confidentiality of certain nonpublic information regarding the other provided to it in connection with their evaluation of a possible business combination between CSG and the Company. On the same day representatives of CSFBC, acting on behalf of CSG, met with senior officers and representatives of the Company in New York City and discussed, among other things, certain potential advantages of a possible business combination involving CSG and the Company. At such meetings, representatives of CSFBC and the Company also discussed whether the AXA Entities and the Company would be receptive to an acquisition proposal pursuant to which CSG would acquire all of the outstanding Shares in exchange for consideration consisting of cash and shares of CSG, it being understood that because shares of CSG had not previously been registered under the US federal securities laws, CSG shares would only be issued to the AXA Entities as part of the consideration for the Shares owned by the AXA Entities pursuant to an available exemption from the registration requirements of the US federal securities laws and that all other stockholders of the Company would be entitled to receive cash consideration for their Shares.

    Over the next two weeks, senior officers and representatives of CSFBC met with senior officers and representatives of the Company to continue the due diligence investigation of the Company, and attended presentations made by various officers of the Company regarding the Company and its various businesses. During this period, additional meetings and conversations were held between representatives of CSG and representatives of the Company to discuss various aspects of their constituent businesses and certain implications of a possible business combination between CSG and the Company. Toward the end of this period, representatives of CSG and its legal counsel met with representatives of the Company and the AXA Entities and their respective legal counsel and financial advisors to conduct further due diligence and to discuss the specific legal and financial terms of a possible business combination involving CSG and the Company and the direct sale by the AXA Entities to CSG of their Shares. Such discussions and negotiations continued through August 29, 2000. The AXA Entities ultimately agreed to receive a portion of the consideration for their Shares in CSG Shares, despite their initial position that they would prefer the same all cash consideration being paid to other holders of Shares.

    The Board of CSG met on August 28, 2000 and the Company Board met on
August 29, 2000. Each Board authorized representatives of its respective company to enter into the Merger Agreement and, in the case of CSG, the Stock Purchase Agreement, subject to the satisfactory negotiation of definitive forms of agreements. At the meeting of the Company Board held on August 29, 2000, Mr. Joe Roby, the President and Chief Executive Officer of the Company, and the Company's financial and legal advisors presented to the Company Board the terms of the proposed Merger Agreement and described the terms of the proposed Stock Purchase Agreement and the employment arrangements that CSG would require as a condition to agreeing to the transaction and discussed with the Company Board the various business, financial and legal issues relating to the transactions contemplated by these arrangements. Mr. Roby described the background of the discussion concerning the proposed transaction. The Company's financial advisor, DLJSC, presented a detailed financial analysis of the proposed transaction and rendered its opinion that, as of August 29, 2000, the $90.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares other than the AXA Entities was fair to such holders from a financial point of view. The Company Board was also advised that, following negotiations with CSG and considering the terms of the Stock Purchase Agreement that had been negotiated, the AXA Entities had agreed to receive CSG Shares as a portion of the consideration for their Shares, despite an initial preference for receiving the same cash consideration proposed to be paid to the other holders of Shares. The Company's legal advisors discussed with the Company Board the applicable legal standards and reviewed the terms of the transaction documents. After discussion among the members of the Company Board regarding the proposed transaction and questions and answers by the directors and the Company's management and advisors, the Company Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, resolved to recommend that holders of Shares tender their Shares in the Offer and vote in favor of the Merger, and authorized Mr. Roby and Mr. Hamilton James, Chairman of the Banking Group of the Company, to enter into employment arrangements, as requested by CSFBC, to become effective upon completion of the Merger. Following the meeting, Mr. Muhlemann of CSG and Mr. Wheat of CSFBC met informally with members of the Company Board to discuss the proposed transaction. On August 29, 2000, representatives of CSG and its counsel met with representatives of the AXA Entities and the Company and their respective counsel to finalize the terms and conditions of the Merger Agreement and the Stock Purchase Agreement.

    On August 29, 2000 and August 30, 2000, Boards of the AXA Entities approved and, to the extent required by applicable law, authorized their respective representatives to execute the Stock Purchase Agreement. The transaction was publicly announced on August 30, 2000. Contemporaneously with the negotiation of the Merger Agreement and the Stock Purchase Agreement, at the request of CSFBC, Messrs. Roby and James agreed to enter into employment agreements with CSFBC to become effective upon the completion of the Merger and such agreements were executed at the same time as the Merger Agreement and the Stock Purchase Agreement.

THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE

"SCHEDULE TO") FILED WITH THE COMMISSION BY PURCHASER AND CSG IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7 OR DOWNLOADED FOR FREE AT WWW.SEC.GOV. CAPITALIZED TERMS USED IN THIS SUMMARY AND NOT OTHERWISE DEFINED HAVE THE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable and, in any event within seven business days after the initial public announcement of the Purchaser's intention to commence the Offer, which was August 30, 2000. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the conditions that are described in Section 14 hereof. Purchaser and CSG have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Section 14.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of CSG. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, CSG or any direct or indirect wholly owned subsidiary of CSG or of the Company and any Shares that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who will have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) will be cancelled and converted automatically into the right to receive the Merger Consideration.

    Pursuant to the Merger Agreement, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation and, unless otherwise determined by CSG prior to the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation; PROVIDED that a sufficient number of the directors of the Surviving Corporation will be independent as required by the relevant rules of the New York Stock Exchange, Inc. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

    STOCKHOLDERS' MEETING. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer and the transactions contemplated by the Stock Purchase Agreement for the purpose of considering and taking action on the Merger Agreement (the "Stockholders' Meeting"). If Purchaser acquires the Shares of the AXA Entities pursuant to the Stock Purchase Agreement, regardless of whether any Shares are tendered in the Offer, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger at the Stockholders' Meeting.

    PROXY STATEMENT. The Merger Agreement provides that the Company will, if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer and the transactions contemplated by the Stock Purchase Agreement, will file a proxy statement and related proxy materials (the "Proxy Statement") with the Commission under the Exchange Act, and will use its reasonable best efforts to have the Proxy Statement cleared by the Commission promptly. The Company has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or CSG, the recommendation of the Company Board that the stockholders of the Company adopt the Merger Agreement. CSG and Purchaser have agreed to cause all Shares owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement. The Merger Agreement provides that, in the event that Purchaser acquires at least 90% of the then outstanding shares of Common Stock pursuant to the Offer and Stock Purchase Agreement, the Purchaser, CSG and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

    CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the Effective Time, unless CSG will otherwise agree in writing, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") will be conducted only in, and the Company and the Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries consistent with the plans and objectives previously discussed between CSG and the Company, and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that, except as expressly contemplated therein, neither the Company nor any Subsidiary will, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of CSG: (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of,
(i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement) or (ii) any assets of the Company or any Subsidiary, except, in the case of this clause (ii) in the ordinary course of business and in a manner consistent with past practice or pursuant to agreements in force as of the date of the Merger Agreement that have been disclosed to CSG; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary, dividends payable in respect of the Series A Company Preferred Stock and the Series B Company Preferred Stock in accordance with their respective Certificates of Designation, and regular quarterly dividends on Shares declared and paid in cash at times consistent with past practice in an aggregate amount not in excess of $.0625 per share; (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) except in connection with merchant banking activities conducted in the ordinary course of business consistent with past practice (with respect to which the Company will keep CSG informed), acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets;
(ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in each case in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement that would be a material contract other than in the ordinary course of business and consistent with past practice;
(iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $25,000,000 or capital expenditures which are, in the aggregate, in excess of $50,000,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in section (e); (f) except for increases contemplated by the retention arrangements entered into concurrently with the Merger Agreement, in the ordinary course of business subject to prior consultation with CSG, or as required by applicable law or pre-existing contractual arrangement, increase compensation payable or to become payable or the benefits provided to directors, officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; (h) (i) make any tax election (other than immaterial tax elections in the ordinary course of business and consistent with past practice) or (ii) settle or compromise any material United States federal, state, local or non-United States income tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;
(j) amend, modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice; (k) other than in prior consultation with CSG, materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially alter the credit or risk concentrations associated with its underwriting and other investment banking businesses; (l) knowingly engage in any new line of business or knowingly make any acquisition of assets of a type not currently held by the Company or any of its Subsidiaries that would not be permissible for a United States financial holding company (as defined in 12 U.S.C. Section 1841(p)) or would subject CSG, the Company or any Subsidiary to regulation by a governmental authority that does not currently regulate such company or to material regulation by a governmental authority that is materially different from current regulation; (m) commence or settle any material litigation, suit, claim, action, proceeding or investigation other than solely for money damages in an amount that would not be material to the Company and its Subsidiaries, taken as a whole; or (n) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

    COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and the closing of the transactions contemplated by the Stock Purchase Agreement and from time to time thereafter, Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchases bears to the total number of Shares then outstanding, and the Company will, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company will use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser will constitute of the

Company Board of (a) each committee of the Company Board, (b) each board of directors of each Subsidiary, and (c) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company will use its best efforts to ensure that (a) at least two members of the Company Board and each committee of the Company Board and such boards and committees of the Subsidiaries, as of the date thereof, who are not employees of the Company will remain members of the Company Board and of such boards and committees and (b) such number of members of the Company Board will be independent as required by the relevant rules of the New York Stock Exchange, Inc. The Merger Agreement further provides that following the election of designees of Purchaser to the Company Board, prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of CSG or Purchaser, or waiver of any of the Company's rights under the Merger Agreement, will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary.

    ACCESS TO INFORMATION. Pursuant to the Merger Agreement, until the Effective Time, the Company will, and will cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of CSG and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and will furnish CSG and Purchaser with such financial, operating and other data and information as CSG or Purchaser, through its officers, employees or agents, may reasonably request. CSG and Purchaser have agreed to keep such information confidential.

    NO SOLICITATION OF TRANSACTIONS. The Company has agreed that it will immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any Acquisition Proposal (as defined in the Merger Agreement). The Company has agreed that it will not, and will not permit any of its affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) or controlling persons ("Representatives") to
(a) solicit, initiate, consider, encourage or accept any Acquisition Proposal or
(b) participate in any discussions, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to make, any Acquisition Proposal. The Company has also agreed that it will promptly advise CSG of the Company's receipt of any Acquisition Proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Proposal, the identity of the person making such Acquisition Proposal or request for information and the terms and conditions of such Acquisition Proposal.

    EMPLOYEE STOCK OPTIONS AND RESTRICTED STOCK UNITS. The Merger Agreement also provides that, effective as of the Effective Time, the Company and CSG will take all necessary action to provide that all options outstanding immediately prior to the Effective Time (collectively, the "Company Stock Options") under the Company's 1995 Stock Option Plan, 1996 Stock Option Plan and 1996 Non-Employee Directors Stock Plan, each as amended through the date of the Merger Agreement (the "Company Stock Option Plans") that are unexpired and unexercised at the Effective Time will be automatically converted at the Effective Time into an option (a "Substituted Option") to purchase a number of shares, nominal value CHF 20 per share, of CSG ("CSG Shares") equal to the number of Shares that could have been purchased under such Company Stock Option multiplied by .4018 (the "Exchange Ratio") (rounded to the nearest whole number of shares) at a price per share of CSG Share equal to the per share option exercise price specified in the Company Stock Option divided by the Exchange Ratio (rounded down to the nearest whole cent); PROVIDED that any Company Stock Option intended to be an incentive stock option under the Code will be adjusted in a manner to preserve such status. Such Substituted Option will otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references in the related stock option agreements to the Company will be deemed to refer to CSG and (ii) CSG will assume all of the Company's obligations with respect to the Company Stock Options as so amended. As promptly as reasonably practicable after the Effective Time, CSG will issue to each holder a document evidencing the foregoing assumption by CSG. In the event the employment of a holder of any Substitute Options is terminated by CSG without "Cause" (as such term is defined in the applicable Company Stock Option Plan that is assumed by CSG) on or after the Effective Time, such holder's Substitute Option will become fully vested and exercisable and will otherwise continue to be governed by the terms of the relevant Company Stock Option Plan and the award agreements.

    The Company and CSG have agreed to take such action as may be necessary to cause each Company restricted stock unit relating to Shares ("Restricted Stock Unit") that is unexpired and outstanding at the Effective Time to be automatically converted at the Effective Time into a restricted stock unit of CSG relating to CSG Shares (a "Substituted Restricted Stock Unit") equal to the number of Shares to which such Restricted Stock Unit relates multiplied by the Exchange Ratio (rounded to the nearest whole number of shares). Such Substituted Restricted Stock Units will otherwise be subject to the same terms and conditions as such Restricted Stock Units. At the Effective Time, (i) all references in the related restricted stock unit agreements to Company will be deemed to refer to CSG and (ii) CSG will assume all of the Company's obligations with respect to the Restricted Stock Units as so amended. As promptly as reasonably practicable after the Effective Time, CSG will issue to each holder of an outstanding Restricted Stock Unit a document evidencing the foregoing assumption by CSG.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION; INSURANCE. The Merger Agreement further provides that the Certificate of Incorporation of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of the Amended and Restated Certificate of Incorporation of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law, and during such period CSG agrees to provide the same rights as are provided under such Article VIII to the persons specified thereunder to all persons standing in a comparable relationship to any Subsidiary of the Company.

    CSG, Purchaser and the Company have agreed, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of the Merger Agreement, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (a) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was, prior to the Effective Time, serving at the request of any such entity as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, or (b) the Merger Agreement or the Stock Purchase Agreement or any of the transactions contemplated thereunder and any actions taken by an Indemnified Party in connection therewith, whether in any case asserted or arising before or after the Effective Time, to cooperate in connection with defending against and responding to such proceedings. CSG has agreed that after the Effective Time, CSG will indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any such matter to each Indemnified Party upon the receipt of the appropriate undertaking under relevant law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action suit proceeding or investigation, PROVIDED, HOWEVER, that CSG will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld.

    The Merger Agreement also provides that the Surviving Corporation will maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event will the Surviving Corporation be required to expend more than an amount per year equal to 200% of the premium that would be required on the date thereof for similarly situated companies to provide comparable levels of coverage to that currently provided by the Company.

    CSG, Purchaser and the Company have also agreed that in the event the Surviving Corporation or any of its successors or assigns (a) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or such successors or assigns, as the case may be, or at CSG's option, CSG, will assume the obligations described in the three preceding paragraphs.

    FURTHER ACTION; REASONABLE BEST EFFORTS. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto will
(a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the EC Merger Regulation with respect to the transactions contemplated by the Merger Agreement and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger; PROVIDED that neither Purchaser nor CSG will be required to take any action that would have a Material Adverse Effect (as defined in the Merger Agreement) on the Company or CSG, including entering into any consent decree, hold separate orders or other arrangements that would have a Material Adverse Effect on the Company or CSG. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement will use their reasonable best efforts to take all such action.

    Additionally, CSG, Purchaser and the Company have agreed to cooperate and use their reasonable best efforts to vigorously contest and resist any claim, litigation, suit action, proceeding or investigation, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with laws, absence of litigation, employee benefit plans, labor and employment matters, intellectual property, taxes, environmental matters, material contracts, brokers, funds, internal controls, derivative instruments and ownership of banking organizations.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger will be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a) if and to the extent required by Delaware Law, the Merger Agreement and the transactions contemplated thereby will have been approved and adopted by the affirmative vote of the stockholders of the Company, (b) no Governmental Authority in the United States or Switzerland will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by CSG or Purchaser or any affiliate of either of them illegal or the Merger or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement, and (c) the transactions contemplated by the Stock Purchase Agreement will have been consummated. See "The Stock Purchase Agreement."

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated thereunder may be abandoned:
(a) at any time, by mutual written consent of each of CSG, Purchaser and the Company, duly authorized by the Boards of Directors of CSG, Purchaser and the Company, notwithstanding any requisite approval and adoption of the Merger Agreement by the stockholders of the Company; or (b) by either CSG or the Company if (i) the purchase of Shares pursuant to the Offer or the Stock Purchase Agreement will not have occurred on or before March 31, 2001; PROVIDED, HOWEVER, that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of such purchase to occur on or before such date, or (ii) any governmental authority in the United States or Switzerland will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or (c) by either CSG or the Company (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained therein) if there will have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party such that the conditions to the Offer described in subclauses (a)--(c) of clause (ii) of Section 14 of this Offer to Purchase would not be satisfied, which breach is not cured within 15 days following written notice to the breaching party, or which breach, by its nature or timing, cannot be cured prior to the consummation of the Offer; or (d) by either CSG or the Company if the Stock Purchase Agreement is terminated pursuant to its terms without CSG having acquired any Shares thereunder. See "The Stock Purchase Agreement--Termination."

    EFFECT OF TERMINATION. In the event of the termination of the Merger Agreement, the Merger Agreement becomes void, and there will be no liability on the part of any party thereto, except (a) as set forth below under the section entitled "Fees" and (b) nothing in the Merger Agreement will relieve any party from liability for any breach thereof prior to the date of such termination. The Confidentiality Agreement will survive any termination of the Merger Agreement.

    FEES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not any of such transactions is consummated.

THE STOCK PURCHASE AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE STOCK PURCHASE AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK PURCHASE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND HAS BEEN FILED AS AN EXHIBIT TO THE SCHEDULE TO FILED WITH THE COMMISSION BY PURCHASER AND CSG IN CONNECTION WITH THE OFFER. THE STOCK PURCHASE AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7 OR DOWNLOADED FREE OF CHARGE AT

WWW.SEC.GOV. CAPITALIZED TERMS USED IN THIS SUMMARY AND NOT OTHERWISE DEFINED HAVE THE MEANINGS ASSIGNED TO THOSE TERMS IN THE STOCK PURCHASE AGREEMENT.

    PURCHASE OF SHARES. At the closing of the Stock Purchase Agreement and upon the terms and conditions therein, CSG will purchase from the AXA Entities all their Shares upon the following terms: AXA will receive $4,468,493 and 48,357 CSG Shares for its 170,000 Shares; AXA Financial, Inc. ("Financial") will receive $1,278,693,214 and 13,837,627 CSG Shares for its 48,646,793 Shares; The
Equitable Life Assurance Society of the United States will receive $1,050,399,150 and 11,367,098 CSG Shares for its 39,961,540 Shares; and AXA
Participations Belgium will receive $43,808,763 and 474,085 CSG Shares for its 1,666,667 Shares. The value of the consideration being paid per Share to the AXA Entities is equivalent to the offer price of $90.00, and comprises the amount of $26.29 in cash and the remainder, $63.71, in CSG Shares having a value based on the closing price of the CSG Shares on the Zurich Stock Exchange on August 28, 2000.

    VOTING AGREEMENT. The Stock Purchase Agreement provides that each of the AXA Entities irrevocably constitutes and appoints CSG and each of its officers, from and after August 30, 2000 and until the earlier to occur of the closing of the transactions contemplated by the Stock Purchase Agreement (the "Closing") and the termination of the Stock Purchase Agreement, as such AXA Entities' attorney, agent and proxy (such constitution and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote such AXA Entities' Shares at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, (i) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement (whether or not theretofore terminated) or of the AXA Entities contained in the Stock Purchase Agreement, and (ii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Offer, the Merger or the Stock Purchase Agreement.

    NO DISPOSITION OR ENCUMBRANCE OF SHARES; ACQUISITION PROPOSALS. Under the Stock Purchase Agreement, each of the AXA Entities agreed that, except as contemplated by the Stock Purchase Agreement, such AXA Entities will not
(i) sell, transfer, tender (including, without limitation, into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such AXA Entities' Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of the AXA Entities therein untrue or incorrect in any material respect or have the effect of preventing or disabling such AXA Entities from performing such AXA Entities' obligations thereunder or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing. The Stock Purchase Agreement further provides that each of the AXA Entities will promptly advise CSG of its receipt of any Acquisition Proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Proposal, the identity of the person making such Acquisition Proposal or request for information, and the terms and conditions of such Acquisition Proposal.

    COMPANY BOARD REPRESENTATION. The Stock Purchase Agreement provides that promptly upon the Closing, the AXA Entities will cause the directors nominated by the AXA Entities or who are otherwise affiliated with the AXA Entities after the Closing to resign from the Company Board and the boards of directors of the Company's subsidiaries.

    CSG SHAREHOLDERS MEETING. Pursuant to the Stock Purchase Agreement, CSG agreed, in accordance with applicable Law and its articles of association, to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following August 30, 2000 (the "CSG Shareholders Meeting") for the purpose of approving the authorization of the new CSG Shares to be issued to the AXA Entities pursuant to the Stock Purchase Agreement and the exclusion of the preemptive rights of all holders of CSG share capital in connection with such issuance (the "CSG Shareholder Proposal"). The Board of Directors of CSG agreed to recommend to its shareholders the approval of the CSG Shareholder Proposal and make any other disclosure to its shareholders as may be required under applicable Law. The CSG Shareholders Meeting has been scheduled for September 29, 2000. An affirmative vote of not less than two-thirds of the CSG Shares is required to approve the CSG Shareholder Proposal.

    DISPOSITION OF CSG SHARES. CSG agreed in the Stock Purchase Agreement that the CSG Shares delivered at the Closing Date will be listed on the Swiss Exchange and that it will take various actions to cooperate with the AXA Entities in connection with the sale of their CSG Shares and use its reasonable best efforts to cause the CSG Shares delivered to the AXA Entities pursuant to the Stock Purchase Agreement to be approved for listing on the Frankfurt Stock Exchange prior to the Closing Date, or if such approval for listing is not obtained prior to the Closing Date, as promptly as practicable thereafter.

    POST-CLOSING SHARE PURCHASE. Pursuant to the Stock Purchase Agreement, CSG agreed to acquire (or cause to be acquired) from the AXA Entities on the Business Day immediately following the Closing Date a number of CSG Shares having an aggregate value of $1.2 billion, based on the average of the closing prices of CSG Shares on the Swiss Exchange on the five consecutive Business Days preceding the Closing Date and on the average of the noon buying rates in New York for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on the five consecutive Business Days preceding the Closing Date.

    GENERAL CONDITIONS TO THE CLOSING. The obligations of each party to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions: (a) the shareholders of CSG will have approved the CSG Shareholder Proposal by the vote of not less than two-thirds of the CSG Shares, (b) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the CSG Shares contemplated thereby will have expired or been terminated; (c) the parties will have received in respect of the purchase of the CSG Shares contemplated thereby the approval of the Commission of the European Union under the EC Merger Regulation that such purchase is compatible with the Common Market; and (d) no Governmental Authority in the United States or Switzerland will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by CSG or any affiliate of CSG illegal or otherwise restricting or prohibiting consummation of the transactions contemplated by the Stock Purchase Agreement or the Merger Agreement and
(ii) consummation of the transactions contemplated by Stock Purchase Agreement will not conflict with or violate any provision of United States Law.

    CONDITION TO OBLIGATIONS OF THE AXA ENTITIES. The Stock Purchase Agreement further provides that the obligations of the AXA Entities to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a) the representations and warranties of CSG contained in the Stock Purchase Agreement will be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date which will be true and correct as of such date, except, in each case, where the failure of such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a material adverse effect (as defined in the Stock Purchase

Agreement) on CSG; (b) the covenants and agreements contained in the Stock Purchase Agreement to be complied with by CSG on or before the Closing will have been complied with in all material respects; and (c) no material adverse effect with respect to CSG will have occurred.

    CONDITIONS TO THE OBLIGATION OF CSG. The Stock Purchase Agreement further provides that the obligations of CSG to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions: (a) the representations and warranties (i) of the AXA Entities contained in the Stock Purchase Agreement will be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which will be true and correct in all material respects as of such date, and (ii) of the Company contained in the Merger Agreement will be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which will be true and correct as of such date, except in the case of this clause (ii) where the failure to be so true and correct would not have a material adverse effect (as defined in the Stock Purchase Agreement) on the Company (without, in the case of clause (i) and (ii), giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein); (b) the covenants and agreements contained in the Stock Purchase Agreement to be complied with by the AXA Entities on or before the Closing will have been complied with in all material respects; and (c) no material adverse effect with respect to the Company will have occurred.

    TERMINATION. The Stock Purchase Agreement provides that it may be terminated at any time prior to the Closing: (a) by mutual written consent of each of Financial and CSG duly authorized by the Boards of Directors of Financial and CSG; (b) by either Financial or CSG if: (i) the Closing has not occurred by March 31, 2001 unless the Offer has closed on or before such date; PROVIDED, HOWEVER, that this right to terminate the Stock Purchase Agreement will not be available to any party whose failure to fulfill any obligation under the Stock Purchase Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or (ii) any Governmental Authority in the United States or Switzerland has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making the transactions contemplated by the Stock Purchase Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Stock Purchase Agreement; (c) by either CSG or Financial if the CSG Shareholder Proposal fails to obtain the vote of the holders of not less than two-thirds of CSG Shares at the CSG Shareholders Meeting; (d) by (i) CSG if a material adverse effect with respect to the Company has occurred, or
(ii) Financial if a material adverse effect with respect to CSG has occurred; or
(e) by either CSG or Financial (PROVIDED that the terminating party and, if Financial is the terminating party, the other AXA Entities are not then in material breach of any representation, warranty, covenant or other agreement contained therein) if there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Stock Purchase Agreement on the part of CSG, if Financial is the terminating party, or the AXA Entities, if CSG is the terminating party, such that the conditions to the parties' obligations to close would not be satisfied, which breach is not cured within 15 days following written notice to the breaching party, or which breach, by its nature or timing, cannot be cured prior to the Closing.

CERTAIN EMPLOYMENT, RETENTION AND BENEFITS ARRANGEMENTS.

    The information contained under "Employment, Retention and Benefits Arrangements" under Item 3 of the Company Schedule 14D-9 is incorporated herein by reference.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer, the purchase of Shares pursuant to the Stock Purchase Agreement and the Merger is for CSG to acquire control, and all the outstanding Shares, of the Company. The purpose of the Merger is for CSG to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect subsidiary of CSG.

    Under Delaware Law, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has unanimously approved, adopted and declared advisable the Merger Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof). Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law as described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, after the closing of the Offer and the consummation of the transaction contemplated by the Stock Purchase Agreement, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Delaware Law. CSG and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Company Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    SHORT-FORM MERGER. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, including the Stock Purchase Agreement, at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger without a vote of the Company's stockholders. In such event, CSG, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

    APPRAISAL RIGHTS. CSG and Purchaser do not believe that appraisal rights are available in connection with the Offer. Notwithstanding the foregoing, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware General Corporation Law will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

    CSG does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. CSG intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the highest price per Share paid pursuant to the Offer.

    The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

    PLANS FOR THE COMPANY. It is expected that, immediately following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. CSG is evaluating and will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. CSG intends to seek additional information about the Company during this period. CSG intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with CSG's businesses. It is expected that the business and operations of the Company would form an important part of CSG's future business plans. CSG's intentions with respect to the Company Board and the management of the Company are described in
Section 10.

    12. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date thereof) or (ii) any assets of the Company or any Subsidiary, except, in the case of this clause (ii) in the ordinary course of business and in a manner consistent with past practice or pursuant to agreements in force as of the date of the Merger Agreement that have been disclosed to CSG, or (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary, dividends payable in respect of the Company's preferred stock in accordance with their Certificates of Designation, and regular quarterly dividends on the Shares declared and paid in cash at times consistent with past practice in an aggregate amount not in excess of $.0625 per share, or (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10.

    13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NYSE LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares by Purchaser pursuant to the Offer and the Stock Purchase Agreement will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    CSG intends to cause the delisting of the Shares by the NYSE following consummation of the Transactions.

    NYSE LISTING. Depending upon the number of Shares purchased pursuant to the Offer, after consummation of the stock purchase pursuant to the Stock Purchase Agreement, the Shares may no longer meet the standards for continued listing on the NYSE. According to NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, or the number of holders of Shares falls below 400 or the number of holders of Shares falls below 1,200 and the average monthly trading volume (for most recent 12 months) is less than 100,000 shares. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Stock Purchase Agreement or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer or the transactions contemplated by the Merger Agreement cannot be consummated under the EC Merger Regulation or (ii) at any time on or after the date of the Merger

Agreement and prior to the expiration of the Offer, any of the following conditions exists: (a) any Material Adverse Effect (as defined in the Merger Agreement) on the Company has occurred, (b) any representation or warranty of the Company in the Merger Agreement is not true and correct except where the failure of such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a Material Adverse Effect on the Company,
(c) the Company has failed to perform, in any material respect, any material obligation or to comply, in any material respect, with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; PROVIDED, HOWEVER, that no governmental or third party consent will be required to be obtained as a condition to the Offer except as expressly set forth in clause (i) above, (d) the Merger Agreement or the Stock Purchase Agreement has been terminated in accordance with its terms, (e) the conditions (other than the condition that consummation of the transactions contemplated by the Stock Purchase Agreement does not conflict with or violate any provision of United States Law) to CSG's obligations under the Stock Purchase Agreement have not been satisfied or waived, and (f) CSG and the Company have agreed that CSG will terminate the Offer or postpone the acceptance for payment of Shares thereunder; which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by CSG or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

    The foregoing conditions are for the sole benefit of Purchaser and CSG and may be asserted by Purchaser or CSG regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or CSG in whole or in part at any time and from time to time in their sole discretion. The failure by CSG or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

    15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS; TRANSACTION WITH COMPANY DIRECTOR.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to CSG and discussions between representatives of CSG with representatives of the Company during CSG's investigation of the Company, neither Purchaser nor CSG is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions described in
Section 14 will have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or CSG or that certain parts of the businesses of the Company, Purchaser or CSG might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On August 29, 2000, prior to the execution of the Merger Agreement, the Company Board unanimously approved, including specifically for purposes of Section 203, the Merger Agreement and determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company and approved of the transactions contemplated by the Stock Purchase Agreement. Accordingly, the restrictive provisions of Section 203 are inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORPORATION V. DYNAMICS CORPORATION OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer and the Stock Purchase Agreement are subject to such requirements. See Section 2.

    Pursuant to the HSR Act, CSG expects to file on September 8, 2000 a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer and the Stock Purchase Agreement with the Antitrust Division and the FTC. On September 7, 2000, AXA, the ultimate parent of the Company, filed a Premerger Notification and Report Form in connection with the sale of Shares pursuant to the Offer and the Stock Purchase Agreement with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer and the transaction contemplated by the Stock Purchase Agreement, the purchase of Shares pursuant to the Offer and the Stock Purchase Agreement may not be consummated until the expiration of a 30-calendar day waiting period following the filing by CSG and AXA, the ultimate parent of the Company. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and the Stock Purchase Agreement will expire at 11:59 p.m., New York City time, on October 8, 2000, if CSG's filing is made on September 8, 2000 and unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, CSG has requested early termination of the waiting period applicable to the Offer and the transaction contemplated by the Stock Purchase Agreement. There can be no assurance, however, that the 30-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from the parties with respect to the Offer or the transaction contemplated by the Stock Purchase Agreement, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the twentieth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 20 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 1 and Section 14.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer and the Stock Purchase Agreement. At any time before or after the purchase of Shares pursuant to the Offer and Stock Purchase Agreement by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and Stock Purchase Agreement or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of CSG, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to CSG relating to the businesses in which CSG, the Company and their respective subsidiaries are engaged, CSG and Purchaser believe that the Offer and the transaction contemplated by the Stock Purchase Agreement will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

    CSG and AXA jointly expect to notify the Commission of the European Union of the Offer on September 11, 2000 pursuant to the EC Merger Regulation. Purchaser will be barred from consummating the Offer until the Transactions have been declared compatible with the European Union common market by the Commission of the European Union or the Commission of the European Union has failed to make a decision within one month of the notification. The receipt of approval by the Commission of the European Union or the expiration of the one month period is a condition to the Offer. See Section 1 and Section 14.

    The one month period begins to run one business day after notification has been received by the Commission of the European Union, unless the Commission of the European Union finds that the notification is materially incomplete in any respect, in which case the one month period begins to run after the defect has been cured. The Offer may be consummated after the one month period has ended, unless the Commission of the European Union determines the Transactions may not be compatible with the European common market or in a substantial part of it, in which case it would commence an in-depth investigation. If the Commission of the European Union determines to commence an in-depth investigation, it must render a decision on the merits of a transaction within four months of making such determination.

    A transaction would be declared incompatible with the common market by the Commission of the European Union if it would create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the common market or in a substantial part of it. Based upon an examination of the information available to CSG and Purchaser relating to the businesses in which CSG, the Company and their respective subsidiaries are engaged, CSG and Purchaser believe that the Transactions contemplated by the Stock Purchase Agreement will not create or strengthen a dominant position. However, there can be no assurance that a challenge to the Offer on European Union antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer.

    CSG and the Company conduct operations in a number of jurisdictions domestically and abroad, and are members of a number of self-regulatory organizations, with respect to which other regulatory filings or approvals may be required or advisable in connection with the completion of the Merger. CSG and the Company are currently in the process of reviewing whether filings or approvals may be required or desirable in these jurisdictions which may be material to CSG and the Company and its subsidiaries. None of these other filings or approvals are conditions to Purchaser's obligation to accept for purchase Shares tendered in the Offer. It is possible that one or more of these filings may not be made, or one or more of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained, prior to the Effective Time.

    TRANSACTION WITH COMPANY DIRECTOR. Credit Suisse Hotingner, an indirect subsidiary of CSG, made two personal loans in the aggregate amount of E657,000 to Denis Duverne, a director of the Company, in December of 1999. The full amounts of the loans remain outstanding and are subject to interest at the rates of 50 basis points over LIBOR and 55 basis points over LIBOR, respectively.

    16. CERTAIN LITIGATION.

    After the announcement of the Offer, two putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County. One was filed on August 30, 2000, and the other was filed on August 31, 2000. The named plaintiffs in both actions are allegedly stockholders of the Company who purport to represent classes consisting of all stockholders of the Company. The defendants in both actions are the Company and the members of the Board of Directors of the Company. The complaints allege that the defendants have breached their fiduciary duties to the Company stockholders by structuring the Offer such that certain employees will receive undue compensation. The plaintiffs seek certification of their classes, relinquishment of the compensation to be paid to the employees, and attorneys' fees and costs.

    17. FEES AND EXPENSES.

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    CSFBC is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to CSG and Purchaser in connection with the acquisition of the Company. CSG has agreed to pay CSFBC reasonable and customary compensation for such services. CSG has also agreed to reimburse CSFBC for all reasonable out-of-pocket expenses incurred by CSFBC, including the reasonable fees and expenses of legal counsel and to indemnify CSFBC against liabilities under the federal securities laws.

    Purchaser and CSG have retained D.F. King & Co., Inc., as the Information Agent, and First Chicago Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, D.F. King & Co., Inc. will be paid a fee of $15,000 for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    18. MISCELLANEOUS.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, CSG OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, CSG and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                           DIAMOND ACQUISITION CORP.

Dated: September 8, 2000

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                         OFFICERS OF CSG AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF CREDIT SUISSE GROUP. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions or employments and business addresses thereof for the past five years of each director and executive officer of Credit Suisse Group ("CSG"). Unless otherwise indicated under such person's name, such person is a citizen of Switzerland. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with CSG.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
Lukas Muhlemann                             Chairman of CSG since May 2000. Chief Executive Officer and member
Credit Suisse Group                         of the Executive Board of CSG since January 1997. Director of CSG
Paradeplatz 8, P.O. Box 1                   since December 1996. Chairman of the Board of Directors of Credit
CH 8070 Zurich, Switzerland                 Suisse First Boston, Uetlibergstrasse 231, 8045 Zurich,
                                            Switzerland, since March 2000 and Director since December 1996.
                                            Chairman of the Board of Credit Suisse since March 2000 and
                                            Director since December 1996. Chief Executive Officer and Managing
                                            Director of Swiss Reinsurance Company, Mythenquai 50/60, 8022
                                            Zurich, Switzerland, from 1994 to 1997 and Vice Chairman of the
                                            Board of Directors since November 1996. Director of SAir Group,
                                            Hirschengraben 84, 8000 Zurich, Switzerland, since September 1994.
                                            Director of Assurances Generales de France, 87, Rue de Richelieu,
                                            75113 Paris France, from 1995 to 1996. Director of SAFR, Societe
                                            Anonyme Francaise de Reassurance, Paris, France, from 1995 to 1996.
                                            Director of SAFC, Societe Francaise d'Assurance de Credit, 1, Rue
                                            Euler, 75008, Paris, France, from 1995 to 1996. Director of Credit
                                            Suisse Financial Products, One Cabot Square, London E14 4QJ, United
                                            Kingdom, from 1995 to 1995.

Thomas Walter Bechtler                      Director of CSG since May 1997. Director of Credit Suisse since
Zellweger Luwa Group                        1997. Director of Credit Suisse First Boston, Uetlibergstrasse 231,
P.O. Box 8700                               8045 Zurich, Switzerland, since 1997. Chairman of the Board of
Kusnacht, Switzerland                       Directors of Zellweger Luwa Group, Wilstrasse 11, 8610 Ulster,
                                            Switzerland, since 1994. Director of Typon AG, Dammstrasse 26, 3400
                                            Burgdorf, Switzerland, from 1995 to 1997. Director of Swiss
                                            Reinsurance Company, Mythenquai 50/60, 8022 Zurich, Switzerland,
                                            since 1993. Chairman of the Board of Schiesser Group AG,
                                            Chirchhofplatz 5, 8260 Stein am Rhein, Switzerland, since 1992.
                                            Director of Robert Bosch, Internationale Beteiligungen AG,
                                            Hohlstrasse 188, 8021 Zurich, Switzerland, since 1991. Vice
                                            Chairman of the Board of Sika Finanz AG, Zugestrasse 50, 6340 Baar,
                                            Switzerland, since 1989. Director of Bucher Industries, 8166
                                            Niederweningen, Switzerland, since 1987. Director of Conzzetta
                                            Holding AG, Giesshubelstrasse, 8045

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
                                            Zurich, Switzerland, since 1987. Chairman of the Board of Heer &
                                            Co. AG, Kirchbodenstrasse 88, 8800 Thalwil, Switzerland, since
                                            1986. Chairman of the Board of Hesta Immobilien AG, 8047 Zurich,
                                            Switzerland, since 1984. Vice Chairman of the Board and Chief
                                            Executive Officer of Hesta AG and Hesta Tex ARS, Baarerstrasse 101,
                                            6302 Zug, Switzerland, since 1982.

Peter Brabeck-Letmathe                      Director of CSG since May 1997. Director of Credit Suisse since
Nestle S.A.                                 February Director of Credit Suisse First Boston, Uetlibergstrasse
Avenue Nestle 55                            231, 8045 Zurich, Switzerland, since February 1999. Chief Executive
1800 Vevey                                  Officer and Director of Nestle S.A., Avenue Nestle 55, 1800 Vevey,
Switzerland                                 Switzerland, since June 1997. Director of Roche Holding S.A.,
Citizenship: Austria                        Grenzacherstrasse 124, 4000 Basel, Switzerland, since May 2000.
                                            Director of Gesparal S.A., Paris, France, since June 1997. Director of L'Oreal S.A., Paris, France, since June 1997. Chairman of the
                                            Board of Directors of Oesterreichische Nestle GmbH, Vienna,
                                            Austria, from October 1993 to May 1998 and Director from May 1993 to May 1999.

Philippe Rene Paul Bruggisser               Director of CSG since May 1999. President and Chief Executive
SAir Group                                  Officer of SAirGroup, Hirschengraben 84, 8000 Zurich, Switzerland,
8058 Zurich, Switzerland                    since January 1997. Chief Operating Officer and Deputy President of
                                            Swissair Group, Hirschengraben 84, 8000 Zurich, Switzerland, from
                                            January 1996 to December 1996 and member of Executive Management of
                                            Swissair Group from January 1995 to December 1995. Chairman of the
                                            Board of SAirLines AG, Hirschengraben 84, 8000 Zurich, Switzerland,
                                            since December 1997. Chairman of the Board of SAirServices AG,
                                            Hirschengraben 84, 8000 Zurich, Switzerland, since June 1996.
                                            Chairman of the Board of SAirLogistics Balz-Zimmerman-Str., 8302
                                            Kloten Zurich, Switzerland, since March 1996. Chairman of the Board of SAirRelations AG, Hirschengraben 84, 8000 Zurich, Switzerland,
                                            since June 1996. Chairman of the Board of Swissair Schweizerische
                                            Luftverkehr-AG, Balz-Zimmerman-Str., 8302 Kloten, Switzerland,
                                            since May 1997. Chairman of the Board of Crossair AG,
                                            Elisabethenstrasse 15, 4051 Basel, Switzerland, since June 1996.
                                            Chairman of the Board of Flightlease AG, Balz-Zimmermann-Str., 8302
                                            Kloten, Switzerland, since July 1997. Director of Austrian Airlines
                                            AG, Fontanastrasse 1, 1107 Vienna, Austria, since June 1996.
                                            Director of Sabena, Avenue Mouneirlaan, 1200 Brussels, Belgium,
                                            since June 1996. Director of Cargolux International SA, Luxembourg
                                            Airport, 2990 Luxembourg, Luxembourg, since September 1997.
                                            Director of South African Airways, Airway Park, 1627, Johannesburg,
                                            South Africa, since January 2000. Director of RUAG, Stauffacher
                                            Strasse 65 3000 Bern, Switzerland, since December 1998.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
Marc-Henri Chaudet                          Director of CSG since 1997. Director of Credit Suisse since 1998.
Avenue Paul-Ceresole 3                      Director of Credit Suisse First Boston, Uetlibergstrasse 231, 8045
P.O. Box 316                                Zurich, Switzerland, since 1998. Chairman of the Board of Orof Food
1800 Vevey, Switzerland                     S.A., Grand-Rue 11, 1204 Geneva, Switzerland, since 1999. Director of Compagnie Vaudoise d' Electricite, 53, rue de Lausanne, 1110,
                                            Morges, Switzerland, since 1997. Director of Pargesa Holding S.A.,
                                            Grand-Rue 11, 1204 Geneva, Switzerland, since 1996. Director of
                                            EOS-Energie Ouest Suisse, Place de la Gare 12, 1001 Lausanne,
                                            Switzerland, since 1995. Director of AREMO S.A., 2, chemin du
                                            Bourdon, 1802 Corseaux, Switzerland, since 1988. Director of
                                            Transgaz S.A., 2, chemin du Bourdon, 1802 Corseaux, Switzerland, since 1986. Director of Romande Energie S.A., 118 rue du lac, 1815
                                            Clarens, Switzerland, since 1983. Director of Winterthur
                                            Assurances, General Guisan, Strasse 4, 8400 Winterthur,
                                            Switzerland, since 1983. Director of Winterthur Vie, General Guisan
                                            Strasse 4, 8400 Winterthur, Switzerland, since 1983. Director of
                                            Sagrave Holding S.A., Avenue Rhodanie 13, 1007 Lausanne,
                                            Switzerland, since 1976. Director of Orior Holding S.A., 3, rue de
                                            College, 1800 Vevey, Switzerland, since 1972. Director of STERN
                                            Compagnie S.A., 25, rue de la Bergere 217 Meyrin, Switzerland, from
                                            1996 to 2000. Director of OFA Orell Fussli Werbe A.G.,
                                            Holbeinstrasse 30, 8000 Zurich, Switzerland, from 1990 to 1999.
                                            Chairman of the Board of Caisse d'epargne du district de Vevey, 3,
                                            av. Paul Ceresole, 1800 Vevey, Switzerland, from 1968 to 1998.

Gerald Clark                                Director of CSG since May 1997. Vice Chairman of the Board and
Metropolitan Life Insurance Company         Chief Investment Officer of Metropolitan Life Insurance Company,
One Madison Avenue                          One Madison Avenue, New York, New York 10010-3690, since July 1998.
New York, New York 10010-3690               Director of Metropolitan Life Insurance Company since January 1997.
                                            Director of MetLife, Inc., One Madison Avenue, New York, New York
Citizenship: United States                  10010-3690, since April 2000. Senior Executive Vice-President and
                                            Chief Investment Officer of Metropolitan Life Insurance Company
                                            from December 1995 to April 1997. Executive Vice-President and
                                            Chief Investment Officer of Metropolitan Life Insurance Company
                                            from September 1992 to December 1995.

Arthur Walter Dunkel                        Director of CSG since 1994. Chairman of IDHEAP, 21, Rte de la
STIMENA                                     Maladiere, CH-1022 Chavannes-pres-Renens, Switzerland, since 1997.
56, Rue du Stand                            Chairman of Swiss Trade Initiative Middle East/North Africa
1204 Geneva, Switzerland                    (STIMENA), 56, rue du Stand, 1204 Geneva, Switzerland, since 1995.
                                            Director of Nestle, Avenue Nestle 55, 1800 Vevey, Switzerland,
                                            since 1994. Professor, Faculty of Economics, University of
                                            Fribourg, Misericorde, 1700 Fribourg, Switzerland.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
John Michael Hennessy                       Chairman of Credit Suisse First Boston -- Private Equity, 11
Credit Suisse First Boston                  Madison Avenue, New York, New York 10010-3629, since January 1997.
11 Madison Avenue                           Chairman of the Executive Board and Chief Executive Officer of
New York, New York 10010-3629               Credit Suisse First Boston, Inc., 11 Madison Avenue, New York, New
                                            York 10010-3629, from 1989 to 1996. Director of Corning,
Citizenship: United States                  Incorporated, 1 Riverfront Plaza, Corning, New York 14831, since
                                            1989. Director of Long John Silver's, P.O. Box 11988, Lexington,
                                            Kentucky 40579, from 1997 to 1999. Director of Vitro S.A., Av.
                                            Ricardo Margain, Zozyaya 440, Garza Garza N.L., Monterrey, Mexico,
                                            from 1992 to 1996.

Walter Bruno Kielholz                       Director of CSG since May 1999. Director of Credit Suisse since
Swiss Reinsurance Company                   February 1999. Director of Credit Suisse First Boston,
Mythenquai 50/60                            Uetlibergstrasse 231, 8045 Zurich, Switzerland, since February
P.O. Box, 8022                              1999. Managing Director of the Board of Swiss Reinsurance Company,
Zurich, Switzerland                         Mythenquai 50/60, P.O. Box, 8022 Zurich, Switzerland, since June
                                            1998, Chief Executive Officer since January 1997, Member of the
                                            Executive Board Committee since April 1995 and member of the
                                            Executive Board since January 1993. Director of PartnerRe. Ltd.,
                                            106 Pitts Bay Road, Pembroke HM08, Bermuda, since August 1993.
                                            Director of Euler, 1, rue Euler, 75008, Paris, France, since April
                                            1996.

Lionel Irwin Pincus                         Director of CSG since May 1999. Chairman and Chief Executive
E.M. Warburg, Pincus & Co., LLC             Officer of E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue,
466 Lexington Avenue                        New York, New York 10017-3147, since 1970.
New York, New York 10017-3147
Citizenship: United States

Thomas Max Schmidheiny                      Director of CSG since 1989. Director of Credit Suisse from 1982 to
Holderbank Financiere Glaris Ltd.           1996. Chairman of the Board and the Executive Committee of
Zurchstrasse 156                            Holderbank Financiere Glaris Ltd., Zurchstrasse 156, 8645 Jona,
8645 Jona, Switzerland                      Switzerland, since 1984. Director of SAir Group, Hirschengraben 84,
                                            8000 Zurich, Switzerland, since 1980 and Vice-Chairman of SAirGroup since 1994. Director of Think Tools AG, Genferstrasse 21, 8002
                                            Zurich, Switzerland, since 1999. Director of Xstrata AG,
                                            Bahnhofstrasse 2, 6301 Zug, Switzerland, since 1997.

Verena Spoerry                              Director of CSG since 1997. Director of Credit Suisse Holding from
Claridenstrasse 3                           1986 to 1996. Director of Credit Suisse from 1986 to 1996. Member
8810 Horgen                                 of the Swiss Council of States, Bundeshaus Parlamentesgebaude,
Switzerland                                 CH-3003 Bern, Switzerland, since 1996. Member of the Swiss National
                                            Council, Bundeshaus Parlamentesgebaude, CH-3003 Bern, Switzerland,
                                            from 1983 to 1995. Director of Nestle S.A., Avenue Nestle 55,1800
                                            Vevey, Switzerland, since 1992. Director of SAirGroup,
                                            Hirschengraben 84, 8000 Zurich, Switzerland, since 1988. Director of SV Service AG, Neumunsterallee 1, 8008 Zurich,

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
                                            Switzerland, since 1999. Director of Zurich Versicherungen,
                                            Mythenquai 2, 8002 Zurich, Switzerland, from 1986 to 1996. Director of Zurich Leben, Mythenquai 2, 8002 Zurich, Switzerland, from 1986 to 1996. Director of Hatt-Haller AG, Hochund Tiefbau, 8055 Zurich,
                                            Switzerland, from 1992 to 1998. Director of Hatt-Haller Immobilien,
                                            8055 Zurich, Switzerland, from 1992 to 1998.

Aziz Rodni Daoud Syriani                    Director of CSG since 1998. Director of Credit Suisse First Boston,
The Olayan Group                            Uetlibergstrasse 231, 8045 Zurich, Switzerland, from December 1995
111 Poseidonos Avenue                       to May 1998. President of The Olayan Group, 111 Poseidonos Avenue,
P.O. Box 70228                              P.O. Box 70228, Glyfada, Athens 16610, Greece.
Glyfada, Athens 16610, Greece
Citizenship: Canadian

Daniel Lucius Vasella                       Director of CSG since May 1997. Director of Credit Suisse since
Novartis International AG                   June 2000. Director of Credit Suisse First Boston, Uetlibergstrasse
Lichtstrasse 35,                            231, 8045 Zurich, Switzerland, since June 2000. Chief Executive
4002 Basel, Switzerland                     Officer of Novartis AG, Lichtstrasse 35, 4002 Basel, Switzerland,
                                            since December 1996 and Chairman since April 1999. Chief Executive
                                            Officer, Chief Operating Officer and various management positions of Sandoz AG, 4002 Basel, Switzerland, from 1988 to 1996.

Hans-Ulrich Doerig                          Vice-Chairman of the Executive Board of CSG since January 1998.
Credit Suisse Group                         Chairman and Chief Executive Officer of Credit Suisse First Boston,
Paradeplatz 8, P.O. Box 1                   Uetlibergstrasse 231, 8045 Zurich, Switzerland, from January 1997
CH 8070 Zurich, Switzerland                 to December 1997. President of the Executive Board of
                                            Schweizerische Kreditanstalt,
                                            Paradeplatz 8, Zurich, Switzerland, from 1993 to December 1996.
                                            Director of Xerox AG, Thurgauerstrasse 50, 8050 Zurich,
                                            Switzerland, since May 1983. Director of Coca-Cola AG, 8308
                                            Bruttisellen, Switzerland, since June 1983. Director of Credit
                                            Suisse First Boston International, 1 Cabot Square, London E14 4QJ,
                                            United Kingdom, since January 1990. Director of HIAG Holding AG,
                                            Ibelweg 18, 6340 Baar, Switzerland, since April 1991. Director of
                                            Hesta AG, Baarerstrasse 101, 6302 Zug, Switzerland, since November
                                            1993. Director of Hesta Tex AG, Baarerstrasse 101, 6302, Zug,
                                            Switzerland, since June 1995. Director of Novartis AG, Lichtstrasse
                                            35, 4002 Basel, Switzerland, since April 1996. Director of Credit
                                            Suisse First Boston Private Equity, Bahnhofstrasse 17, 6300 Zug,
                                            Switzerland, since March 1997. Director of Hotel Savoy
                                            Baur-en-ville, Poststrasse 12, 8001 Zurich, Switzerland, since
                                            April 1997. Director of Credit Suisse Group Services,
                                            Bahnhofstrasse 17, 6300 Zug, Switzerland, from January 1983 to
                                            April 1996. Director of Clariant AG, Rothausstrasse 61 ,4132
                                            Muttenz, Switzerland, from July 1995 to June 1996. Director of
                                            Konsum Verein

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
                                            Zurich, Thiersteinerallee 12, 4002 Basel, Switzerland, from May
                                            1991 to May 1997. Director of Swiss American Corporation, 100 Wall
                                            Street, New York, New York 10005, from April 1982 to June 1997.
                                            Director of Swiss American Securities, Inc., 100 Wall Street, New
                                            York, New York 10005, from April 1982 to June 1997. Director of
                                            Societe Luxembourgeoise de Centrales Nucleaires S.A., 2, Rue Pierre
                                            d'Aspelt, 1142 Luxembourg, from May 1983 to July 1997. Director of
                                            Kraftwerk Laufenburg, P.O. Box, 5080 Laufenburg, Switzerland, from
                                            June 1990 to January 1998. Director of Elektrizitats-Gesellschaft
                                            Laufenburg AG, P.O. Box, 5080 Laufenburg, Switzerland, from January
                                            1993 to January 1998. Director of Kraftubertragungswerke
                                            Rheinfelden AG, Rheinbruckestrasse 5/7, 79618 Rheinfelden, Germany,
                                            from January 1991 to January 1998. Director of Elektrowatt AG,
                                            Bellerivestrasse 36, 8034 Zurich, Switzerland, from October 1987 to
                                            February 1998. Director of Coca-Cola AG, Stationsstrasse 33, 8306
                                            Bruttisellen, Switzerland, from February 1988 to September 1998.
                                            Director of Alusuisse-Lonza Group AG, Feldeggstrasse 4, 8000
                                            Zurich, Switzerland, from April 1988 to May 1999. Director of EXOR
                                            Group Societe Anonyme, 2, Boulevard Royal, 2953 Luxembourg, from
                                            June 1984 to June 1999.

Philip M. Colebatch                         Director of CSG since August 1993. Member of the Executive Board of
Credit Suisse Asset Management              CSG since December 1994. Chief Executive Officer of Credit Suisse
Beaufort House                              Asset Management, Beaufort House, 15, St. Botolph Street, London,
15, St. Botolph Street                      EC3A 7JJ U.K., since January 1997. Director of Capital Union, E.C.,
London, EC3A 7JJ U.K.                       P.O. Box 32514, Dubai, United Arab Emirates, since January 1997.
                                            Chairman and Director of CS Trust and Banking Co. Ltd, Shiroyama
Citizenship: Australia                      Hills, Tokyo 105-6025, Japan, since September 1997. Chairman and
                                            Director of Credit Suisse Asset Management Ltd, Shiroyama Hills,
                                            Tokyo 105-6025, Japan, since January 1999. Chairman of Credit
                                            Suisse Asset Management (Australia) Ltd., Level 32 Gateway, Sydney
                                            NSW 2000, Australia, since January 1997. Chairman of Credit Suisse
                                            Asset Management (UK) Holding Ltd., Beaufort House, 15, St. Botolph
                                            Street, London, EC3A 7JJ U.K., since January 1997.

Rolf Dorig                                  Chief Executive Officer of Credit Suisse Banking, Paradeplatz 8,
Credit Suisse Banking                       8070 Zurich, Switzerland, since April 2000. Chief of Staff and
Paradeplatz 8, P.O. Box 1                   Chief Communications Officer of CSG from January 1997 to March
CH 8070 Zurich, Switzerland                 2000. Head of Domestic Banking Region for retail, private and corporate banking of Schweizerische Kreditanstalt, Paradeplatz 8,
                                            P.O. Box 1, 8070 Zurich, Switzerland, from 1993 to December 1996.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
Oswald J. Grubel                            Chief Executive Officer of Credit Suisse Private Banking and member
Credit Suisse                               of the Executive Board of CSG since March 1998. Member of the
Paradeplatz 8, P.O. Box 1                   Executive Board and Head of Global Trading Credit of Credit Suisse
CH 8070 Zurich, Switzerland                 First Boston from January 1997 to February 1998.
Citizenship: Germany

Philip K. Ryan                              Chief Financial Officer and member of the Executive Board of CSG
Credit Suisse Group                         since April 1999. Chief Financial Officer and member of the
Paradeplatz 8, P.O. Box 1                   Operations Committee of Credit Suisse Asset Management, Beaufort
CH 8070 Zurich, Switzerland                 House, 15 St. Botolph Street, London EC3A 7JJ United Kingdom, from
                                            1997 to March 1996. Managing Director, Investment Banking Financial
Citizenship: United States                  Institutions Group of Credit Suisse First Boston, 11 Madison
                                            Avenue, New York, New York, 10010, from 1985 to 1996. Chairman of the Board of Credit Suisse Group Services AG, c/o Credit Suisse
                                            Group, Bahnhofstrasse 17, 6300 Zug, Switzerland, since May 1999.
                                            Chairman of the Board of CS Holding Finance B.V., Johannes
                                            Vermeerstraat, 1071 DK, Amsterdam, Netherlands, since January 1999.
                                            Chairman of the Board of Inreska Limited, IRM House, Le Bordage,
                                            St. Peter Port, Guernsey GY1 1BR since April 1999. Chairman of the
                                            Board of PE Portfolio Investment Holding, Zug, Switzerland, since
                                            May 1999.

Richard E. Thornburgh                       Vice Chairman of the Executive Board, Chief Financial Officer and
Credit Suisse First Boston                  Director of Credit Suisse First Boston, 11 Madison Avenue, New
11 Madison Avenue                           York, New York 10010 since April 1999 and member of the Executive
New York, New York 10010                    Board since May 1995. Member of the Executive Board since January
                                            1997 and Chief Financial Officer of CSG from January 1997 to April
Citizenship: United States                  1999. Managing Director of Credit Suisse First Boston since 1987.
                                            Chairman of the Board of Credit Suisse Group Services,
                                            Bahnhofstrasse 17, 6300 Zug, Switzerland, from February 1997 to May
                                            1999.

Thomas Wellauer                             Member of the Executive Board of CSG since October 1997. Chief
Winterthur Insurance Company                Executive Officer of Winterthur Insurance Company, General
General Gusian-Strasse 40                   Gusian-Strasse 40, 8401 Winterthur, Switzerland, since October
8400 Winterthur, Switzerland                1997. Director of McKinsey & Company, Alpenstrasse 3, 8065 Zurich,
                                            Switzerland, from 1996 to 1997; Principal of McKinsey & Company,
                                            Alpenstrasse 3, 8065 Zurich, Switzerland, from 1991 to 1996.
                                            Chairman of Credit Suisse Italy S.p.A., Via Mengoni 4, 20121 Milan,
                                            Italy, since 1999. Member of the Advisory Board of IBM Europe
                                            Middle East Africa, Paris S.A., 2, Avenue Gambetta, 92006 Paris,
                                            France, since 1999. Director of Syngenta AG, 4000 Basel,
                                            Switzerland, since 2000. Director of INA Istituto Nazionale delle
                                            Assicurazioni S.p.A., Via Sallustiana 51, 00187 Rome, Italy, from
                                            April 1999 to December 1999.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
Allen D. Wheat                              Chairman of the Executive Board and Chief Executive Officer of
Credit Suisse First Boston                  Credit Suisse First Boston, 11 Madison Avenue New York, New York
11 Madison Avenue                           10010, since 1998 and President and Chief Operating Officer of
New York, New York 10010-3629               Credit Suisse First Boston from 1993 to 1998. Chairman of Credit
                                            Suisse Financial Products, One Cabot Square, London E14 4QJ, United
Citizenship: United States                  Kingdom, from 1996 to 1999. Executive Vice Chairman of the Board of
                                            Credit Suisse Financial Products from 1995 to 1996. President and
                                            Chief Executive Officer of Credit Suisse Financial Products from
                                            1990 to 1995.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF DIAMOND ACQUISITION CORP. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions or employments and business addresses thereof for the past five years of each director and executive officer of Diamond Acquisition Corp. Unless otherwise indicated under such person's name, such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with CSG.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
Allen D. Wheat                              Director, President and Chief Executive Officer of Diamond
Credit Suisse First Boston                  Acquisition Corp., 11 Madison Avenue, New York, New York 10010,
11 Madison Avenue                           since August 29, 2000. Chairman of the Executive Board and Chief
New York, New York 10010-3629               Executive Officer of Credit Suisse First Boston, 11 Madison Avenue,
                                            New York, New York 10010, since 1998 and President and Chief
                                            Operating Officer of Credit Suisse First Boston from 1993 to 1998.
                                            Chairman of Credit Suisse Financial Products, One Cabot Square,
                                            London E14 4QJ, United Kingdom, from 1996 to 1999. Executive Vice
                                            Chairman of the Board of Credit Suisse Financial Products from 1995 to 1996. President and Chief Executive Officer of Credit Suisse
                                            Financial Products from 1990 to 1995.

Joseph T. McLaughlin                        Director, Secretary and General Counsel of Diamond Acquisition
Credit Suisse First Boston                  Corp., 11 Madison Avenue, New York, New York 10010, since August
11 Madison Avenue                           29, 2000. General Counsel and Executive Vice-President of Legal and
New York, New York 10010-3629               Regulatory Affairs of Credit Suisse First Boston, 11 Madison
                                            Avenue, New York, New York 10010-3629, since May 1997. Attorney for
                                            Shearman & Sterling, 599 Lexington Avenue, New York, New York
                                            10022, from September 1969 to May 1997.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
    NAME AND CURRENT BUSINESS ADDRESS             DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
    ---------------------------------       -------------------------------------------------------------------
Richard E. Thornburgh                       Director, Chief Financial Officer and Treasurer of Diamond
Credit Suisse First Boston                  Acquisition Corp., 11 Madison Avenue, New York, New York
11 Madison Avenue                           10010-3629, since August 29, 2000. Vice Chairman of the Executive
New York, New York 10010-3629               Board, Chief Financial Officer and Director of Credit Suisse First
                                            Boston, 11 Madison Avenue, New York, New York 10010 since April
                                            1999 and member of the Executive Board since May 1995. Member of the Executive Board since January 1997 and Chief Financial Officer of CSG from January 1997 to April 1999. Managing Director of Credit
                                            Suisse First Boston since 1987. Chairman of the Board of Credit
                                            Suisse Group Services, Bahnhofstrasse 17, 6300 Zug, Switzerland,
                                            from February 1997 to May 1999.

David P. Walker                             Director and Vice-President of Diamond Acquisition Corp.,
Credit Suisse First Boston                  11 Madison Avenue, New York, New York 10010-3629, since August 29,
One Cabot Square                            2000. Managing Director of Credit Suisse First Boston (Europe)
London E14 4QJ, United Kingdom              Limited, One Cabot Square, London E14 4QJ, United Kingdom, since
                                            September 1997 and of Credit Suisse First Boston (Hong Kong)
Citizenship: United Kingdom                 Limited, One Exchange Square, 9th Floor, 8 Cannaught Place Central,
                                            Hong Kong, from February 1990 to September 1997.

                                                                     SCHEDULE II

                       SCHEDULE OF TRANSACTIONS IN SHARES
                            DURING THE PAST 60 DAYS

                                     None.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    First Chicago Trust Company of New York

    By Overnight                 By Mail:                       By Hand:
      Delivery:

  Corporate Actions          Corporate Actions        c/o Securities Transfer and
 40 Campanelli Drive          P.O. Box 842010           Reporting Services, Inc.
 Braintree, MA 02184       Boston, MA 02284-2010      Attention: Corporate Actions
                                                          1000 William Street,
                                                                Galleria
                                                           New York, NY 10038

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street

                               New York, NY 10005
                Bankers and Brokers Call Collect: (212) 425-1685
                   All Others Call Toll Free: (800) 628-8536

                      The Dealer Manager for the Offer is:

                     Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                            New York, NY 10010-3629
                         Call Toll Free: (800) 881-8320